Exhibit 10.48

Summary of Compensation Arrangement between Agilent and the Non-Employee Directors

Non-employee director Annual Compensation effective March 1, 2011

	Cash Retainer (1)	Equity Grant (2)	Committee Chair Premium (3)	Audit Committee Member Premium (4)
Non-employee director	$80,000, paid quarterly	$155,000 in value of a stock grant	$15,000	$10,000
Non-Executive Chairman	$270,000, paid quarterly	$155,000 in value of a stock grant	Not eligible	$10,000

(1)   Each non-employee director may elect to defer all or part of the cash component of his or her annual retainer and committee chair premium under the deferred compensation plan sponsored by Agilent. Any cash compensation that is deferred can only be deferred into shares of Agilent common stock.

(2)   The stock will be granted on the later of (i) March 1 and (ii) the first trading day after each Annual Meeting of Stockholders.  The number of shares underlying the stock grant is determined by dividing $155,000 by the average fair market value of Agilent’s common stock over 20 consecutive trading days up to and including the day prior to the grant date.  The stock grant vests immediately upon grant as compensation for services performed during the plan year.  Voluntary deferral is available as an option for the non-employee directors.

(3)   Non-employee directors (excluding the Non-Executive Chairman) who serve as the chairperson of a Board committee receive a “committee chair premium” of $15,000 in cash, paid at the beginning of each plan year.

(4)   Non-employee directors (including the Non-Executive Chairman) who serve as a member of the Audit and Finance Committee receive an additional $10,000 in cash, paid at the beginning of each plan year.

A non-employee director who joins the Board of Directors after the start of the plan year will have his or her stock payment and cash payment and chair premium pro-rated based upon the remaining days in the plan year that the director will serve.